SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 31, 2011

CONSUMER PORTFOLIO SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

CALIFORNIA	1-11416	33-0459135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, CA 92612
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (949) 753-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 31, 2011, Consumer Portfolio Services, Inc. ("CPS" or the "Company") entered into an amendment of the existing Securities Purchase Agreement between CPS and its existing senior secured lender, Levine Leichtman Capital Partners IV, L.P. (“LLCP”). Pursuant to the amendment, CPS issued and sold to LLCP a $5,000,000 “Term E Note” due February 29, 2012.  The Company also agreed to purchase from LLCP an outstanding subordinated note issued by CPS Cayman Residual Trust 2008-A, and to finance that purchase by issuing to LLCP a “Term D Note” in the amount of $3,000,000, to be due June 30, 2012.  Further, the Company obtained the commitment of LLCP to purchase a further “Term F Note” from the Company in the amount of $5,000,000, to be due eleven months after issuance, following satisfaction not later than September 30, 2011 of certain conditions.  All such notes bear interest at 14% per annum.

In addition to the transactions reported in this Item, LLCP is the holder of $52,750,000 of debt of the Company, of 2,105,000 shares of the Company’s common stock, of 1,870 shares of the Company’s Series B Preferred, and of common stock purchase warrants exercisable through June 30, 2018: to purchase 1,611,114 shares of the Company’s common stock at $1.39818 per share, and to purchase 285,781 shares of the Company’s common stock for nominal consideration.

The Company disclaims any implication that these transactions are other than transactions in the ordinary course of business.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information provided in response to item 1.01 is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSUMER PORTFOLIO SERVICES, INC.

Dated: April 6, 2011	By:	/s/ JEFFREY P. FRITZ
Jeffrey P. Fritz Senior Vice President and Chief Financial Officer Signing on behalf of the registrant